Exhibit 10.4
August 15, 2005
Ms. S. LaNette Zimmerman
Dear LaNette:
This Letter Agreement confirms your decision to retire from employment with NiSource Corporate Services Company. If you sign this Letter Agreement, it will constitute the mutual agreement between you and the Company regarding the termination of your employment. As used herein, “the Company” shall mean NiSource Inc. or any of its affiliates or subsidiaries, including NiSource Corporate Services Company, and “NiSource” shall mean exclusively NiSource Inc.
1.	Employment Status

Unless you are discharged for cause, you will continue as an active employee of the Company through December 31, 2005 (“Separation Date”) for purposes of determining your NiSource post-retirement health, life insurance and retirement benefits, as well as participation in the 2005 NiSource bonus plan. You will be treated as retiring as an active employee on January 1, 2006 for purposes of vesting (a) any restricted and contingent stock in NiSource owned by you and (b) any NiSource stock options owned by you. Thereafter, you will retire from the Company with the benefits which you are entitled to as a retired employee of the Company and, subject to Board approval, those additional benefits set forth in Paragraphs 2, 3 and 6, provided that you shall be entitled to the benefits set forth in Paragraphs 2, 3 and 6 only after you timely execute a release in the form attached as Exhibit 1 hereto.

2.	Business Transition

You will not be required to report to your Company office or perform your management duties after October 5, 2005 although you may be required to render services as requested to ensure a smooth business transition between October 5, 2005 and December 31, 2005. You will resign from your officer positions effective October 5, 2005 and will fulfill all reporting obligations through October 5, 2005. After your Separation Date, should the Company require further transition services, the Company will compensate you for your time at a rate of $200.00 per hour, or a daily rate of $1,000.00 if you exceed 4 hours per day, and the Company agrees to reimburse you for any reasonable expenses incurred such as meals or travel in association therewith so long as the Company has approved them prior to being incurred. As part of your transition services before and after the Separation Date, you agree, at the request of the Company’s counsel, to prepare for and provide testimony at trial or deposition in any litigation in which the Company is involved. Your employment, retention and compensation under this Letter Agreement will not be dependent on the outcome of any litigation or the content of any testimony that you provide therein (other than the truthfulness thereof).
3.	Retirement Payments
A.	Special Retirement Bonus
On December 31, 2005, in recognition of your past service to the Company, you will receive a special retirement bonus in the amount of $100,000.00 (the “Special Retirement Bonus”). The payment will be subject to legally-mandated deductions for Social Security and federal, state and local taxes and will be considered compensation for purposes of calculating your lump sum pension benefit described in subparagraph D below.
B.	Severance Payment
On December 31, 2005, you will receive a lump sum payment in the amount of $325,000, which equals 52 weeks of base salary at the rate in effect on the Separation Date. This lump sum payment will be subject to legally mandated deductions for Social Security and federal, state and local taxes. In addition, you will receive a lump sum payment equivalent to 130% of 52 weeks of COBRA (as described in Paragraph 5) continuation coverage premiums in lieu of any continued medical, dental, vision and other welfare benefits offered by the Company.
C.	Previously Issued Stock Options and Restricted Stock Grants
Exhibit 2 lists the terms of all stock options, restricted stock grants and contingent stock grants previously issued to you and which remain outstanding as of January 1, 2006.
D.	Retiree Medical Coverage, Pension and Other Benefits
You will be eligible to participate in the Company’s Retiree Medical Plan as of January 1, 2006. Your lump sum pension benefit will become payable on January 1, 2006 and will be based on the terms set forth in your July 15, 2002 Letter Agreement. The amount will be calculated pursuant to the discount rate set forth in the plan. If that rate results in a lower benefit than would have resulted from using the September 2004 rate, the Company will make a special payment to you in the amount of the difference. That payment will not be considered compensation for purposes of calculating your lump sum pension benefit. You will continue to receive Ayco financial counseling and tax preparation for tax years 2006 and 2007. The Company will pay for an annual medical examination for you at Mayo Clinic in 2006 and 2007.

4.	Vacation

You are eligible to receive a lump sum payment representing compensation for your accrued and unused vacation as of December 31, 2005. This payment will be subject to legally-mandated deductions for Social Security and federal, state and local taxes, as well as deductions for any contributory benefit plans in which you elect to continue participation.

5.	COBRA Coverage

The termination of your employment is a qualifying event under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The Company will notify you and/or your dependents of the insurance coverage which you may continue on a self-pay basis as provided by COBRA upon termination of your employment. You are entitled to 18 months of COBRA for dental and vision insurance on a self-pay basis commencing January 1, 2006.

6.	Long Term Incentive Program

You will be treated as an active employee of the Company through January 1, 2006 for purposes of the 1994 Long Term Incentive Plan as amended, including the vesting of any contingent or restricted stock or stock options.

7.	Indemnification

You will be entitled to indemnification by the Company pursuant to the provisions of Article 6 of NiSource Corporate Services Company’s by-laws in effect on December 31, 2005 notwithstanding any change made thereafter, except as such change may be required by law. You will also be entitled to coverage under the directors and officers liability insurance coverage maintained by the Company (as in effect from time to time) to the same extent as other former officers of the Company.

8.	NiSource Re-Employment

If you seek re-employment with any NiSource Company and are subsequently rehired within twelve months of your Separation Date, as a condition of re-employment you must agree to repay your severance payment on a pro rata basis as of the rehire date. If you are rehired and your position is subsequently eliminated, the Company reserves the right to base any future severance payments on your rehire date.

9.	Confidentiality

You acknowledge that preservation of a continuing business relationship between the Company and their respective customers, representatives, and employees is of critical importance to the continued business success of the Company and that it is the active policy of the Company to guard as confidential certain information not available to the public and relating to the business affairs of the Company. In view of the foregoing, you agree that you shall not disclose to any person or entity any such confidential information that was obtained by you in the course of your employment by the Company without the prior written consent of the Company. It will not be considered a violation of this Paragraph 9 if you are required to disclose confidential information in a proceeding to enforce your rights under this Letter Agreement or pursuant to a subpoena, order of court or other governmental or administrative directive, compliance with which is mandatory, provided you give the Company notice that you have been served with such a subpoena or order immediately upon receiving service.

Moreover, you agree that upon termination of your employment, you will promptly deliver to the Company all documentation and other materials relating to the Company’s business or the business of any NiSource company which are in your possession or under your control, including confidential personnel or benefits information, customer and potential customer lists, product lists, and marketing material, whether in written or electronic data form; and you will delete, destroy or discard all copies of such confidential information remaining in your possession.

You further acknowledge and agree that the Company’s remedy in the form of monetary damages for any breach by you of any of the provisions of this paragraph may be inadequate and that, in addition to any monetary damages for such breach, the Company shall be entitled to institute and maintain any appropriate proceeding or proceedings, including an action for specific performance and/or injunction.

10.	Release of Claims

In consideration of the payment and benefits described above, you, on behalf of yourself and your heirs, executors, and administrators, fully and finally settle, release, and waive any and all local, state (including but not limited to the Indiana Civil Rights Law and the Illinois Human Rights Act), and federal civil, common law, statutory (including, but not limited to, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Corporate and Criminal Fraud Accountability Act of 2002 and the Employee Retirement Income Security Act of 1974, as those Acts are amended), and equitable claims against the Company and NiSource, Inc. and its subsidiaries and affiliated companies, and all of the stockholders, predecessors, successors, agents, directors, officers, employees, representatives, and attorneys of NiSource, and its subsidiaries and affiliated companies, known or unknown, occurring or arising prior to you signing this Letter Agreement, except for claims relating to the enforcement of this Letter Agreement.

You acknowledge and agree that this release is being given only in exchange for consideration to which you are not otherwise entitled

11.	Covenant Not to Assert Claims

You warrant that you have not initiated or filed any claims of any type against the Company with any court or governmental or administrative agency and covenant that you will not do so in the future with regard to any claim released herein nor will you voluntarily assist others in doing so. This is not intended to waive any unwaivable right you may have to participate in proceedings against the Company, but you agree to waive any relief which may be obtained from such participation.

12.	Outstanding Charges

You hereby agree to pay the Company any outstanding amounts owed to the Company, and further agree that by signing this Letter Agreement you hereby authorize the Company to deduct any outstanding charges from your lump sum or salary continuation payments.

13.	Governing Law

This Letter Agreement shall be construed in accordance with the laws of Indiana.

14.	Severability

In the event that one or more of the provisions contained in this Letter Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the Company shall have the right to enforce the remainder of this Letter Agreement.

15.	Non-Disclosure

Except to the extent that disclosure is required to enforce your rights under this Letter Agreement or otherwise is required by subpoena, order of court or other governmental or administrative directive, compliance with which is mandatory, you expressly agree to keep the terms of this Letter Agreement strictly confidential and that you will not disclose the terms of this Letter Agreement to anyone other than your spouse, your legal counsel or your tax advisor, provided that they each agree to preserve the confidentiality of the terms of this Letter Agreement.

You agree not to make any false and disparaging statements about the Company to any media outlet, industry group, financial institution or analyst, or current or former employee, consultant, client or customer of the Company.

Nothing herein should be construed as a limitation on your ability to consult with your counsel or with an administrative agency.

16.	Complete Agreement

You acknowledge that in accepting this Letter Agreement, you have not relied upon any representation or promise other than those expressly stated in this Letter Agreement.

This Letter Agreement and those sections of other Agreements specifically referenced herein, constitute the complete understanding between you and the Company relating to your separation and supersede any and all prior agreements, promises, representations or inducements, no matter their form, concerning your employment with the Company. No promises or agreements made subsequent to the execution of this Agreement by these parties shall be binding unless reduced to writing and signed by authorized representatives of these parties.

17.	Important Information

You acknowledge that the Company has advised you take up to 21 days to consider the terms and conditions outlined above, and that the Company has also advised you to consult an attorney before signing this Letter Agreement. You also have the right to revoke your execution of this Letter Agreement within 7 days after execution in accordance with the Notice To Employee attached hereto.

If you accept the terms and conditions outlined above, including Paragraph 10, please sign both copies of this Letter Agreement in the space provided below to signify your acceptance, and return both copies to Robert C. Skaggs by August 19, 2005, on which date this offer will expire if not accepted. If you accept the terms and conditions outlined above, your acceptance is in lieu of any and all other severance programs offered by the Company and you knowingly and voluntarily waive participation in all other severance programs offered by the Company. You acknowledge that the Company’s performance under this Agreement constitutes full and complete payment of all amounts due to you from the Company and constitutes additional consideration to which you are not otherwise entitled.

Very truly yours,
/s/ Robert C. Skaggs

Robert C. Skaggs

Accepted:

/s/ S. LaNette Zimmerman	Date:	August 17, 2005

S. LaNette Zimmerman

Witness:

/s/ Peter V. Fazio, Jr.	Date:	August 17, 2005

EXHIBIT 1
GENERAL RELEASE
Attn: This General Release Should Not Be Signed Prior to Employee’s Separation Date, December 31, 2005.
     In consideration of the payments and benefits set forth in the Letter Agreement attached hereto, the sufficiency of which consideration is hereby acknowledged, I, for myself and my heirs, executors and administrators, do hereby fully, finally and unconditionally release and forever discharge NiSource Inc., and all of its parent, sister and subsidiary corporations and all of its affiliates, as well as all of its former and current directors, officers, employees, stockholders, attorneys, agents, predecessors, successors, representatives and assigns, in their personal and corporate capacities (hereinafter “Released Parties”), from any and all liabilities, actions, causes of action, claims, rights, obligations, charges, damages, costs, attorneys’ fees, suits, re-employment rights and demands of any and every kind, nature, and character, known and unknown, liquidated or unliquidated, absolute or contingent, in law or in equity, enforceable under any local, state, or federal statute or ordinance, or under the common laws of the United States, from the beginning of time to the date of this General Release, including but not limited to, all claims relating to the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq. and the specific statutes referred to in footnote 1 1, any and all claims relative to any agreement relating to my employment with the Released Parties, including any claims under the doctrines of defamation, libel, slander, invasion of privacy, intentional infliction of emotional distress, interference with contractual relations, retaliatory discharge, whistleblowing, breach of contract, wrongful discharge, breach of implied contract or implied covenant of good faith or fair dealing, and any other statute, authority or law, providing a cause of action relating to my employment with or the termination of my employment with the Released Parties. I also agree not to sue the Released Parties with respect to the claims covered by the foregoing General Release.
     I acknowledge that prior to entering into the Letter Agreement to which this General Release is attached and made a part of, I was advised in writing to consult with an attorney prior to executing the Letter Agreement and that I was given a period of at least twenty-one (21) days within which to consider the Letter Agreement, including the terms of this General Release. Moreover, I was advised in writing of my right, for seven days following my execution of the Letter Agreement, to revoke the Letter Agreement

[1]	Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et. seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. § 201 et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981 et seq.; the Worker Adjustment Retraining Notification Act, 29 U.S.C. 2101 § et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Corporate and Criminal Fraud Accountability Act of 2002; the Illinois Human Rights Act and the Indiana Civil Rights Act.

and thereby decline to execute this General Release. I expressly represent that I did not revoke the Letter Agreement. Accordingly, I acknowledge and agree that the Letter Agreement is effective and enforceable.
     I hereby represent that I have read and understand the terms of this General Release and represent that my execution of this General Release constitutes my knowing and voluntary act, made without coercion or intimidation. I understand that this General Release is applicable to any claims arising prior to the date of this General Release and is binding upon me, my heirs, executors and assigns.

S. LaNette Zimmerman

Date:

Witness’ Signature
Date:

Exhibit A
Non-Qualified Stock Options

Grant Date	Number of Options	Price
January 1, 2001	20,047	$25.94
January 25, 2002	24,258	$21.005
January 1, 2004	43,506	$21.86
January 1, 2005	106,800	$22.62

Total	194,611
Note: Upon retirement the plan participant has three years to exercise options
TARSAP — Contingent Stock

	Number of
	Contingent Shares	Pro-rata Percentage	Pro-rata Shares on
Grant Date	Granted	on January 1, 2006	January 1, 2006
January 1, 2003	28,267	85.71%	24,228
January 1, 2004	28,148	66.67%	18,766

Total	56,415		42,994